CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
CONTINENTAL FUELS, INC.

CONTINENTAL FUELS, INC. (the “Company”), a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the “NRS”), in accordance with Section 78.1955 of the NRS, DOES HEREBY CERTIFY that:

The Articles of Incorporation of the Company provides that the Company is authorized to issue 100,000,000 shares of preferred stock. The Articles of Incorporation provides, further, that the Board of Directors is authorized, to the extent permitted by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the NRS, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors, by Unanimous Written Consent dated April 23, 2007, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 500,000 shares of Series A Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, as amended, and in accordance with the NRS the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Continental Fuels, Inc. Accordingly, the Company’s Series A Convertible Preferred Stock shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.
Designation and Number of Shares. Shares of the series shall be designated and known as the Series A Convertible Preferred Stock of the Company. The Series A Convertible Preferred Stock shall consist of 500,000 shares. Shares of the Series A Convertible Preferred Stock which are retired, converted into shares of Common Stock, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but un-issued preferred stock, undesignated as to series and subject to re-issuance by the Company as shares of preferred stock of any one or more series.

2.	Conversion of Shares of Series A Convertible Preferred Stock.

2.1
Conversion. The holder of the Series A Convertible Preferred Stock may, in their sole discretion, convert each share of Series A Convertible Preferred Stock into 10,000 shares of the Company’s Common Stock at any time following the date of issuance of the Series A Convertible Preferred Stock. The shares of Common Stock received by the Series A Shareholder upon conversion of the Series A Convertible Preferred Stock shall be called the “Conversion Shares”. The Conversion Shares shall be fully paid and non-assessable. To convert the shares of Series A Convertible Preferred Stock the Series A Shareholder must give written notice to the Company that the Series A Shareholder elects to convert his or her shares of Series A Convertible Preferred Stock into Common Stock and by surrender of all the certificates for the shares of Series A Convertible Preferred Stock to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with addresses and social security numbers) in which the certificates for shares of Conversion Shares shall be issued.

2.2
Issuance of Certificates: Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 2.1, and surrender of the certificates for the shares of Series A Convertible Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the Series A Shareholder, in such name or names as the Series A Shareholder may direct, certificates to each such Series A Shareholder for the number of shares of Conversion Shares issuable upon the conversion of such shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company. At such time the rights of the holders of such shares of Series A Convertible Preferred Stock to be converted shall cease, and the person or persons in whose name or names the certificates for Conversion Shares shall be issuable upon such conversion shall be deemed to have become holders of record of the common shares represented thereby.

3.	Liquidation.

3.1
Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be pari passu in rights to the holders of the Company’s Common Stock and shall be entitled to be paid a maximum amount equal to one-hundred dollar ($100.00) per share of Series A Convertible Preferred Stock. Such amount payable with respect to one share of Series A Convertible Preferred Stock, as the case may be, being sometimes referred to as the "Liquidation Payment” and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the “Liquidation Payments".

3.2
If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the full Liquidation Payments, then the entire assets of the Company to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock and the holders of the Company’s Common Stock.

3.3
Upon any such liquidation, dissolution or winding up of the Company, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled as set forth in subparagraph 3.1 above, the remaining net assets of the Company shall be distributed to the holders of Common Stock in proportion to the shares of Common Stock then held by them.

3.4
The consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Company of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this paragraph 3, with the result that, unless previously converted into shares of Common Stock, the outstanding shares of Series A Convertible Preferred Stock shall automatically convert into Conversion Shares under the provisions of Section 2 above.

4.
Adjustments to the Conversion Ratio. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion provision in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares (by reverse split or otherwise), the Conversion provision in effect immediately prior to such combination shall be proportionately reduced.

5.
Voting Rights. Each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are then convertible, with respect to any and all matters presented to the common stockholders of the Company for their action or consideration. Except as provided by law holders of Series A Convertible Preferred Stock shall vote together with the holders of the Company’s Common Stock as a single class on any actions to be taken by the common stockholders of this Company.

6.
Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock.

7.
Amendments. No provision of these terms of the Series A Convertible Preferred Stock may be amended, modified or waived as to such Series without the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, Continental Fuels, Inc. has caused this Certificate to be signed by Timothy Brink, its CEO and President, this 25th day of April 2007.

/s/ Timothy Brink
Timothy Brink
CEO and President